    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1996



                                                       REGISTRATION NO. 33-64569

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           SILICON VALLEY GROUP, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                     DELAWARE                                         94-2264681
----------------------------------------------------------------------------------------------------
             (STATE OF INCORPORATION)                              (I.R.S. EMPLOYER
                                                                IDENTIFICATION NUMBER)

                              2240 RINGWOOD AVENUE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 434-0500
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              RUSSELL G. WEINSTOCK
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                           SILICON VALLEY GROUP, INC.
                              2240 RINGWOOD AVENUE
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 434-0500
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                               ROBERT T. CLARKSON
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (415) 493-9300
                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC UNDER THIS REGISTRATION STATEMENT: From time to time after this Registration Statement becomes effective.


     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED FEBRUARY 2, 1996


PROSPECTUS

                                1,750,000 SHARES

                           SILICON VALLEY GROUP, INC.

                            ------------------------
                                  COMMON STOCK
                                ($.01 PAR VALUE)
                            ------------------------

     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Silicon Valley Group, Inc. (together with its consolidated subsidiaries, "Silicon Valley Group" or the "Company") offered from time to time by the Selling Stockholder named herein (the "Selling Stockholder") who will receive such shares upon exercise of a warrant, expiring September 30, 1998. The exercise price of the warrant is $13.625 per share and the warrant is subject to a net exercise provision which permitted the holder to make a cashless exercise of the warrant based on the closing price of the Common Stock. Such warrant was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. It is anticipated that the Selling Stockholder will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale and in certain other ways as described in "Plan of Distribution." The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.


     The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On January 31, 1996, the closing price of the Company's Common Stock was $26.125 (Nasdaq Symbol: SVGI).


     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


               The date of this Prospectus is February   , 1996.

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company's Vice President, Finance and Chief Financial Officer at 2240 Ringwood Avenue, San Jose, California 95131. The Company's telephone number at that location is (408) 434-0500.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, the principal holders of securities of the Company, and any material interest of such persons in transactions with the Company has been or will be disclosed in the proxy statements to be distributed to stockholders of the Company and filed with the Commission.

     This Prospectus contains information concerning the Company and sales of its Common Stock by the Selling Stockholder but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                  RISK FACTORS


     In addition to reviewing the Company's Annual Report on Form 10-K for 1995, the other documents incorporated herein by reference and the other information in this prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:


          Prospective purchasers of Shares offered hereby should carefully consider the following risk factors in addition to the other information presented in this Prospectus.

     Cyclical Nature of the Semiconductor Industry. The semiconductor industry into which the Company sells its products is highly cyclical and has historically experienced periodic downturns, which often have had a severe effect on the semiconductor industry's demand for semiconductor processing equipment. Prior semiconductor industry downturns have resulted in significant reductions in the Company's net sales, gross margin and net income. For example, due in part to weakness in the semiconductor market, demand for the Company's semiconductor processing equipment declined during fiscal 1992 and the Company was not profitable for the year. While the Company has been profitable for the past 15 quarters, there is no assurance that the Company will be able to maintain profitability. Moreover, the Company's operations as a whole will continue to be dependent on the capital expenditures of semiconductor manufacturers, which in turn will be largely dependent on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Any future weakness in demand in the semiconductor industry is likely to have a material adverse effect on the Company's business and results of operations.


     Uncertain Development of Market for Micrascan Products. The development of a market for the Company's Micrascan photolithography products will be highly dependent on the continued trend towards finer line widths in integrated circuits and the ability of lithograph manufacturers to keep pace with this trend through either enhanced technologies or improved processes. The market for the Company's Micrascan photolithography products has developed more slowly than the Company anticipated at the time the Company acquired SVG Lithography Systems, Inc. ("SVGL") in May 1990. From fiscal 1990 to fiscal 1993, SVGL sold an aggregate of 26 Micrascan systems, 20 of which were sold to IBM, a minority shareholder in SVGL, and three of which were sold to SEMATECH, Inc. ("SEMATECH"). In fiscal 1994 and fiscal 1995, SVGL shipped 19 Micrascan systems to eight customers, of which 13 were shipped fiscal 1995. At September 30, 1995, SVGL had a sales order backlog of 34 Micrascan units for shipment, one of which was for the next generation .25 micron product, to six global semiconductor manufacturers. While such orders are encouraging, they are not necessarily indicative of industry-wide acceptance of the Micrascan technology. The Company and many industry observers initially believed that I-Line steppers, the most advanced photolithography exposure equipment in widespread production use at the time the Company acquired SVGL, could not be modified to be capable of fabricating complex semiconductor devices with line widths of less than 0.5 micron, such as 64 and 256 megabit dynamic random access memories ("DRAMs"). Since 1990, however, stepper manufacturers have extended the capability of their I-Line steppers to 0.5 micron or finer line widths. The Company believes that, as a consequence, many manufacturers of complex devices are likely to continue to use steppers for fabricating such devices. The Company believes that as devices increase in size and complexity and require finer line widths, the technical advantages of Micrascan systems as compared to steppers will enable semiconductor manufacturers to achieve finer line widths, higher yields and increased throughput. The Company believes, however, that these larger and more complex devices will not be produced in volume until 1996 or 1997. It is possible that the demand for these larger and more complex devices, and the fabrication equipment to manufacture them, may never develop or may develop even later than 1997. The Company believes semiconductor manufacturers will not require production equipment as advanced as Micrascan until at least 1996, and that substantial sales of the Company's Micrascan systems will not begin until late 1996 or 1997, if at all. Stepper manufacturers have enhanced their machines in the past, and in the future may further enhance their machines to achieve finer line widths, sufficiently to erode Micrascan's expected yield, throughput and line-width control advantages. If this occurs, demand for Micrascan systems may not develop as the Company expects. SVGL had a marginal profit for fiscal 1995, primarily due to its fourth quarter operating results. However, SVGL was not profitable for the first half of fiscal 1995 nor during fiscal 1994. There can be no assurance that it will be able to operate profitably in the future. Failure of SVGL to achieve substantial sales of Micrascan systems or a delay in achieving such sales could have a material adverse effect on the Company's ability to continue to operate profitably.



     Fluctuations in Quarterly Operating Results. The Company has, at times during its existence, experienced quarterly fluctuations in its operating results. Due to the relatively small number of systems sold during each fiscal quarter and the relatively high revenue per system, production or shipping delays or customer order rescheduling can significantly affect quarterly revenues and profitability. The Company has experienced, and may again experience, quarters during which a substantial portion of the Company's net sales are realized near the end of the quarter. Accordingly, delays in shipments near the end of a quarter can cause quarterly net sales to fall short of anticipated levels. Since most of the Company's expenses are fixed in the short term, such shortfalls in net sales could have a material adverse effect on the Company's business and results of operations. The Company's operating results may also vary from quarter to quarter based upon numerous factors including the timing of new product introductions, product mix, levels of sales, the relative proportions of domestic and international sales, activities of competitors, acquisitions, international events and problems in obtaining materials or components on a timely basis. In light of these factors and the cyclical nature of the semiconductor industry, the Company expects to continue to experience variability in quarterly operating results.


     Need to Increase Manufacturing Capacity. The Company currently has insufficient manufacturing capacity to meet multiple customer demands for Micrascan products and is expanding its manufacturing capacity to meet current demand levels. The Company believes that its ability to supply systems in volume will be a major factor in customer decisions to commit to the Micrascan technology. Accordingly, the Company must initiate facility and capital improvements today to meet expected shipment volumes in 1997 and 1998. From time to time, the Company has experienced difficulty in ramping up production or effecting transitions to new products and, consequently, has suffered delays in product deliveries. There can be no assurance that the Company will not experience manufacturing problems as a result of capacity constraints or ramping up production by upgrading or expanding existing operations. Based upon its forecast of continued high growth for photolithography equipment, the Company has developed plans to increase its production capacity under an extremely aggressive expansion schedule. Successful execution of the Company's expansion will require timely identification and acquisition of appropriate sites, receipt of requisite approvals, construction and equipping of facilities, recruitment, training and retention of a high quality workforce and achievement of satisfactory manufacturing results on a scale greater than the Company's prior expansions. There can be no assurance the Company can manage these efforts successfully. This could result in product delivery delays and a subsequent loss of future revenues. In particular, the Company believes that protracted delays in delivering initial quantities of Micrascan products could result in semiconductor manufacturers electing to install competitive equipment in their advanced fabrication facilities, which could impede acceptance of the Micrascan products on an industry-wide basis. In addition, the Company's operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if net sales do not increase commensurately.



     Dependence on New Products and Processes; Importance of Timely Product Introductions and Enhancements. Semiconductor manufacturing equipment and processes are subject to rapid technological change. The Company believes that its future success will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities that enable semiconductor manufacturers to fabricate semiconductors more efficiently. Failure to introduce new products successfully in a timely manner could result in loss of competitive position and reduced sales of existing products. In particular, the Company believes that advanced logic devices and DRAMs will require increasingly finer line widths. As a consequence, it is important to develop and introduce a version of the Micrascan capable of exposing line widths of .25 micron by mid-1996. In addition, new product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence and increase the potential for a decline in orders of existing products, particularly if new products are delayed. Furthermore, the inability to produce such products or any failure to achieve market acceptance could have a material adverse effect on the Company's business and results of operations.


     Significant delays can occur between a product's introduction and the commencement by the Company of volume production of such product. There can be no assurance that the Company will be successful in the introduction and volume production of new and enhanced products or that the Company will be able to develop and introduce new and enhanced products and processes which satisfy a broad range of customer needs and achieve market acceptance.


     Research and Development Funding; Certain Capital Commitments. The Company believes that in selecting a photolithography equipment manufacturer, customers look for a long term product development strategy and the ability to fund that development because photolithography exposure equipment can represent a substantial portion of the equipment cost of a fabrication facility. Semiconductor manufacturers may be unwilling to rely on a relatively small supplier such as the Company for a critical element of the fabrication process if the supplier does not have sufficient capital to implement its product development strategy. The Company depends on external funding to assist in the high cost of development in its photolithography operation. To that end, the Company and SEMATECH entered into a series of agreements whereby SEMATECH agreed both to assist in funding the development of the Micrascan technology and to increase SVGL's manufacturing capability and capacity. The agreements with SEMATECH included the sale of warrants to purchase the Company's Common Stock and, based upon the Company achieving certain performance milestones, provide for $22,000,000 of such funding through 1997, all of which the Company expects would be an offset to its research and development expenditures. As of September 30, 1995, the Company had recognized $13,549,000 of such SEMATECH funding. There are no assurances that the

Company will be able to attain the remaining SEMATECH milestones or that SEMATECH will be capable of providing the agreed upon funding. In the event that the Company does not receive the contracted SEMATECH funding for any reason, it would be required to either curtail development of photolithography products or make up the shortfall from its own funds or other sources. If the Company were required to use its own funds, its research and development expenses would increase significantly and its operating income would be reduced correspondingly. Additionally, under the agreements with SEMATECH the Company was obligated to fund, from its own resources, 120% of amounts received from SEMATECH up to $36,000,000. At November 30, 1995, the Company had funded sufficient qualifying expenditures to fulfill its contractual obligation.


     The Company anticipates that it will continue to make substantial research and development expenditures, particularly in its photolithography products, in order to remain competitive in the semiconductor equipment industry. If the Company were not able to secure additional external funding or increase its revenues to support such research and development expenditures, its new product development and product enhancement efforts would be impaired, which would have a material adverse effect on the Company's results of operations.


     In February 1995, the Company entered into agreements with Intel Corporation, Motorola Inc., and Texas Instruments Incorporated (the Investors) related to the Company's Micrascan photolithography products under which the Investors purchased an aggregate of $30,000,000 of the Company's newly issued Series B Preferred Stock (which was subsequently converted to Common Stock) and received certain rights to purchase future generations of the Company's Micrascan products. In turn, the Company agreed to utilize the proceeds of the transaction for research and development related to its Micrascan technology and the expansion of its manufacturing capacity as well as working capital for its Micrascan products. The agreement with the Investors also obligates the Company to fund, at any time over a five-year period, an amount such that the total it funds under the agreements with both SEMATECH and the Investors is not less than $25,000,000. Further, were the Company not to fulfill certain obligations under the agreement, it could be required to repurchase the Common Stock held by the Investors.



     In connection with the Company's acquisition of SVGL in 1990, SVGL received an equity investment and research and development funding commitments for Micrascan from International Business Machines ("IBM"). As a part of this transaction, the Company agreed to make future payments to IBM based on the ongoing operating results of SVGL. As part of a subsequent agreement with the Investors, IBM was also granted certain rights to purchase initial quantities of future generations of the Company's Micrascan products.


     Customer Concentration. The Company relies on a limited number of customers for a substantial percentage of its net sales. In fiscal 1994, Intel Corporation, Motorola and SGS-Thompson represented 20%, 19% and 11%, respectively, of sales and the Company's largest five customers represented 58% of sales. In fiscal 1995, Intel, Motorola and SGS-Thompson represented 17%, 18% and 12%, respectively, of sales and the Company's largest five customers represented 60% of sales. In fiscal 1994 and fiscal 1995, Intel represented 45% and 36%, respectively, of Track Systems Division ("Track") sales. Track operations were responsible for a substantial portion of the Company's profits in both periods. The loss of a significant customer (and in particular the loss of Intel as a Track customer), a delay in shipment due to customer rescheduling or any substantial reduction in orders by a significant customer, including reductions in orders due to market, economic or competitive conditions in the semiconductor industry, could adversely affect the Company's business and the results of operations.


     Competition. The semiconductor processing equipment industry is intensely competitive. The Company faces substantial competition both in the United States and other countries for all of its products. The trend toward consolidation in the semiconductor processing equipment industry has made it increasingly important to have the financial resources necessary to compete effectively across a broad range of product offerings, to fund customer service and support on a worldwide basis and to invest in both product and process research and development. Significant competitive factors include product performance, price and reliability, familiarity with each particular manufacturer's products, established relationships between suppliers and customers, particulate contamination control and product availability. While the Company believes that outside Japan and the Pacific Rim it competes favorably with respect to most of these factors it has occasionally been subject to intense price competition with respect to particular orders and has had difficulty establishing new relationships with certain customers who have long-standing relationships with other suppliers. Certain of the Company's existing and potential competitors have substantially greater name recognition, financial, engineering, manufacturing and marketing resources and customer service and support capabilities than the Company.



     In addition, Nikon, and to a lesser extent Canon, Inc. ("Canon") have long established relationships as suppliers of photolithography equipment to most of the semiconductor manufacturers. Although the Company has supplied Track and Thermo equipment to many of these customers, it has not previously sold meaningful quantities of Micrascan photolithography equipment to them. Due to the Company's position in the photolithography market, an announcement of a new product by any of these large competitors may cause customers to delay purchases until the new product is introduced.



     The Company's competitors can be expected to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price/performance characteristics. There can be no assurance that the Company will be able to compete effectively in the future. The Company faces substantial foreign and domestic competition, including that from Tokyo Electron, Ltd. ("TEL") and DaiNippon Screen Mfg. Co., Ltd. in photoresist processing equipment and TEL and Kokusai Electric Co., Ltd. in oxidation/diffusion and LPCVD equipment. SVGL competes with other suppliers of photolithography exposure equipment, including manufacturers of steppers and projection aligners. SVGL's Micralign products are generally not competitive with steppers for fabrication of semiconductor devices with line widths smaller than 1.25 micron. In marketing Micrascan systems, SVGL faces competition from suppliers employing other technologies, principally I-Line and Deep UV steppers, including Nikon Corp., Canon and ASM Lithography. Certain stepper manufacturers have utilized techniques, such as the use of off-axis illumination and phase shift mask technology, to extend the capabilities of steppers beyond their previously estimated limits. Although the Company believes that its step and scan system will compete favorably with steppers employing these techniques, the status of the development of such techniques is uncertain and the Company expects the competition from such stepper manufacturers to be intense. Additionally, both Nikon and Canon have announced photolithography products using step and scan technology and a Deep UV light source and Nikon has indicated that it expects to deliver initial 0.25 micron production units in mid-1996. Nikon, and to a lesser extent Canon, have long-established relationships as suppliers of photolithography equipment to most of the semiconductor manufacturers. While the Company has supplied Track and Thermco equipment to many of these customers, it has not previously sold meaningful quantities of Micrascan photolithography equipment to them. In addition, the Company believes that other potential competitors, including ASM Lithography, are developing step and scan technologies. There can be no assurance that the Company will be able to compete effectively in the future. The Company believes that the Japanese companies with which it competes have a competitive advantage because their dominance of the Japanese and Pacific Rim semiconductor equipment market provides them with the sales and technology base to compete more effectively throughout the rest of the world. The Company is not engaged in any collaborative effort with any Japanese or Pacific Rim semiconductor manufacturer regarding process and equipment development. As a result, the Company may be at a competitive disadvantage to the Japanese equipment suppliers which are engaged in such collaborative efforts with the Japanese and Pacific Rim semiconductor manufacturers. There can be no assurance that the Company will be able to compete successfully in the future in Japan, the Pacific Rim or elsewhere in the world or that competitive pressures will not adversely affect the Company's results of operations.


     Currency Fluctuations. Substantially all of the Company's manufacturing costs currently are incurred in the U.S., while a number of the Company's principal competitor's manufacturing costs are incurred in Japan. As a result, a substantial increase in the value of the U.S. dollar relative to the Japanese yen would put the Company at a competitive disadvantage, and would materially and adversely effect the Company's business and results of operations.


     Importance of the Japanese and Pacific Rim Market. The Company believes that for SVGL to succeed in the long term, it must sell its Micrascan products on a global basis. The Japanese and Pacific Rim markets

(including fabrication facilities operated outside these areas by Japanese and Pacific Rim semiconductor manufacturers) represent a substantial portion of the overall market for semiconductor equipment. To date, the Company has not been successful in securing an adequate share of these markets. The Company believes that its current customer base of semiconductor manufacturers in the U.S. and Europe, and the Korean companies that have purchased initial quantities of the product will order a sufficient number of units to establish the Micrascan as a competitive technology. It is also possible that Japanese manufacturers may follow. However, semiconductor fabrication plants cost hundreds of millions of dollars, and the Company is relatively new to the photolithography exposure business. Further, the Company does not share the same level of financial resources as its competitors. As a result major customers may be unwilling to purchase photolithography exposure equipment, a critical element of the semiconductor fabrication process, from a relatively small supplier such as the Company. A decision by such major customers not to utilize the Micrasan would have a material adverse effect on the Company.


     Termination of Canon Letter of Intent. In April 1993, the Company entered into a letter of intent with Canon, a major Japanese company, for the purpose of establishing a worldwide strategic alliance based on SVGL's Micrascan technology. The Company and Canon were unable to reach agreement and the letter of intent expired on November 30, 1994. Although Canon is contractually prohibited until April 2003 from manufacturing a specifically defined step and scan photolithography machine or disclosing related information, Canon could introduce a product that includes certain step and scan technology without violating this prohibition. As a result of the expiration of the letter of intent, the Company believes that Canon has accelerated its previously suspended development of a step and scan photolithography product which will compete with Micrascan.

     Patents and Licenses. As is typical in the semiconductor equipment industry, the Company has from time to time received, and may in the future receive, communications form third parties asserting patents or copyrights on certain of the Company's products and technologies. At least one of the Company's customers has put the Company on notice that is has received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of electronic devices infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. The customer has put the Company on notice it intends to seek indemnification from the Company for any damages and expenses resulting from this matter if found liable or if the customer settles the claim. The Company cannot predict the outcome of this or any other similar claim or its effect upon the Company, and there can be no assurance that any such litigation or claim would not have a material adverse effect upon the Company's financial condition or results of operation.

     Dependence on Key Employees. The Company's future success is dependent upon its ability to attract and retain qualified management, technical, sales and support personnel. The competition for such personnel is intense. The loss of certain key people or the Company's inability to attract and retain new key employees could materially adversely affect the Company's business and results of operations.


     Dependence on Sole or Limited Source Suppliers. Most raw materials and components not produced by the Company are available from more than one supplier. However, certain raw materials, components and subassemblies are obtained from single sources or a limited group of suppliers. Although the Company seeks to reduce its dependence on these sole and limited source suppliers, and the Company has not experienced significant production delays due to unavailability or delay in procurement of component parts or raw materials to date, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on the Company's business and results of operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on the Company's business and results of operations and could result in damage to customer relationships.


     Volatility of Stock Price. The public offering price of the Common Stock offered hereby may not be indicative of prices that will prevail in the trading market for the Common Stock. The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, the market price of the Company's Common Stock has been and is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, shortfalls in revenue or earnings from levels expected by securities analysts, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, developments with respect to patents or proprietary rights and litigation relating thereto and general market conditions may have a significant adverse effect on the market price of the Common Stock.

                                  THE COMPANY

     Silicon Valley Group, Inc. was incorporated in California in 1973 and became a Delaware corporation in January 1987. The Company's principal executive offices are located at 2240 Ringwood Avenue, San Jose, California 95131 and its telephone number at that address is (408) 434-0500. The Common Stock of the Company is traded on the Nasdaq National Market and is quoted under the symbol "SVGI".

                              SELLING STOCKHOLDER

     The following table shows (i) the name of the Selling Stockholder, (ii) the number of shares of Common Stock beneficially owned prior to the offering, (iii) the number of shares of Common Stock to be sold by the Selling Stockholder pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:

                                       SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                          OWNED PRIOR TO        SHARES TO BE SOLD        OWNED AFTER THE
                  NAME                    OFFERING(1)(2)        IN THE OFFERING(3)           OFFERING
    ---------------------------------  --------------------     ------------------     --------------------
    SEMATECH, Inc. ..................    1,750,000                1,750,000                 0

---------------

(1) Based on shares beneficially owned at January 31, 1996.


(2) The Selling Stockholder will not own more than 1% of the outstanding shares of Common Stock of the Company following the sale of the shares offered hereby.

(3) The Selling Stockholder may offer up to such number of shares of Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholder. Broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Stockholder that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market, has furnished the Selling Stockholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     Upon notification by the Selling Stockholder to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholder, the commissions paid or discounts or concessions allowed by the Selling Stockholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock offered hereunder.

     The Company has agreed to indemnify the Selling Stockholder, each of its officers and directors and each person controlling the Selling Stockholder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse the Selling Stockholder, each of its officers and directors and each person controlling the Selling Stockholder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with information furnished to the Company by the Selling Stockholder or underwriter and stated to be specifically for use therein.

                     INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange
Commission:


          (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed pursuant to Section 13 of the Exchange Act.


          (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, pursuant to Section 13 of the Exchange Act.

          (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1995, filed pursuant to Section 13 of the Act.

          (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, filed pursuant to Section 13 of the Act.

          (5) The Company's Current Report on Form 8-K filed on March 2, 1995.

          (6) The Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 23, 1983.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, counsel to the Company, will render an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and non-assessable. Larry W. Sonsini, a member of such firm, is a director and Secretary of the Company and holds options to purchase 19,500 shares of the Company's Common Stock.

                           SILICON VALLEY GROUP, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM NUMBER

ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    Registration fee -- Securities and Exchange Commission.....................  $15,672
    NASD fees..................................................................        0
    Accountant's fees..........................................................    7,500
    Legal fees.................................................................    5,000
    Miscellaneous..............................................................    5,000
                                                                                 -------
         Total                                                                   $33,172
                                                                                 =======

---------------
* Represents expenses relating to the distribution by Selling Stockholder pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Stockholder.

ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors and enable the Company to broaden the indemnification provided to its directors and officers. As permitted by the Delaware General Corporation Law, directors will not be liable for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability of a director to the Company or its shareholders for (i) breaches of the director's duty of loyalty,
(ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the maximum extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Indemnification Agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws. The Company is not aware of any material threatened or ongoing litigation or proceeding which may result in a claim for such indemnification.

ITEM 16  EXHIBITS.


EXHIBIT
NUMBER
------
 5.1*     Opinion of Wilson Sonsini Goodrich &
          Rosati
 23.1     Independent Auditors' Consent
23.2*     Consent of Wilson Sonsini Goodrich &
          Rosati (Included in Exhibit 5.1)
24.1*     Power of Attorney


---------------

* Previously provided


ITEM 17  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 2nd day of February, 1996.


                                          SILICON VALLEY GROUP, INC.

                                          By:    /s/ RUSSELL G. WEINSTOCK

                                            ------------------------------------
                                                    Russell G. Weinstock
                                                Vice President, Finance and
                                                  Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  ------------------------------  -----------------
        /s/  PAPKEN S. DER TOROSSIAN*          Chairman of the Board and       February 2, 1996
---------------------------------------------  Chief Executive Officer
          (Papken S. Der Torossian)
          /s/  RUSSELL G. WEINSTOCK            Vice President, Finance and     February 2, 1996
---------------------------------------------  Chief Financial Officer
           (Russell G. Weinstock)
          /s/  WILLIAM A. HIGHTOWER*           Director                        February 2, 1996
---------------------------------------------
           (William A. Hightower)
           /s/  WILLIAM L. MARTIN*             Director                        February 2, 1996
---------------------------------------------
             (William L. Martin)
            /s/  LARRY W. SONSINI*             Director                        February 2, 1996
---------------------------------------------
             (Larry W. Sonsini)
               /s/  NAM P. SUH*                Director                        February 2, 1996
---------------------------------------------
                (Nam P. Suh)
     *By     /s/  RUSSELL G. WEINSTOCK*
---------------------------------------------
   (Russell G. Weinstock, Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                     DESCRIPTION                                    PAGE
------    ------------------------------------------------------------------------------  ----
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati
 23.1     Independent Auditors' Consent
 23.2*    Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)


---------------

* Previously filed.